Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-220235 on Form S-4 of OceanFirst Financial Corp. dated September 19, 2017, of our report dated March 11, 2016, relating to the consolidated financial statements of Ocean Shore Holding Co. and the effectiveness of Ocean Shore Holding Co.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Ocean Shore Holding Co. for the fiscal year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is part of Amendment No. 1 to such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Philadelphia, PA

September 19, 2017